 Exhibit 10.18

AMENDED AND RESTATED OPERATING AND MEMBER CONTROL AGREEMENT

OF

VALLEY VIEW TRANSMISSION, LLC

(A MINNESOTA LIMITED LIABILITY COMPANY)

DATED AS OF FEBRUARY 16, 2011

AMENDED AND RESTATED OPERATING AND MEMBER CONTROL AGREEMENT

This AMENDED AND RESTATED OPERATING AND MEMBER CONTROL AGREEMENT (“Agreement”) of Valley View Transmission, LLC, a Minnesota limited liability company (the “Company”), is made and entered into as of the 16th day of February, 2011, by and among Valley View Wind Investors, LLC (“Investor Member”), Valley View Wind Holdings, LLC (“Local Member”), and the Company. All capitalized terms used herein shall have the respective meanings given to such terms in Section 1 hereof or as otherwise defined in this Agreement.

WITNESSETH:

WHEREAS, the Company was formed pursuant to the Act, by filing Articles of Organization of the Company;

WHEREAS, the Members desire to participate in the Company for the purposes of building, owning and operating a wind powered electric generating facility in Murray County, Minnesota for the production and sale of electricity generated from wind (the “Project”), and for any other purposes approved by the Members in accordance with the terms of this Agreement;

WHEREAS, the Members have concluded that such business may be conducted by them most effectively in the form of a limited liability company in accordance with the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement amends and restates and supersedes in all respects any operating and/or member control agreement which may have previously been in effect for the Company.

NOW THEREFORE, in consideration of the agreements and covenants set forth above and herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.     Definitions. As used in this Agreement:

“Act.” shall mean the Minnesota Limited Liability Company Act (currently Minn. Stat. Sections 322B.01 et seq.), as amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the applicable Fiscal Year after (i) crediting such Capital Account any amounts which such Member is, or is deemed to be, obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) debiting such Capital Account by the amount of the items described in Regulations Sections (2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administrative Services Agreement” shall mean the administrative services agreement to be executed on or after the date hereof, as amended, modified or supplemented from time to time in accordance with its terms, between the Company and the Developer.

“Affiliate” shall mean as to any Person any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person that directly or indirectly controls, is controlled by, or is under common control with Gamesa Energy USA shall be an Affiliate for purposes of this Agreement.

“Agreement” shall have the meaning provided in Recitals of this Agreement.

“Ancillary Agreements” shall have the meaning provided in Section 2.7.

“Articles of Organization” shall mean the Articles of Organization of the Company, dated 12/7/06, filed with the office of the Secretary of State of the State of Minnesota on 12/12/06, originally as RRV Wind 12, LLC, and as amended on 4/24/08 (which amendment included the change of the name of the Company), and as such Articles may be further amended from time to time.

“Board” or “Board of Governors” shall mean any board of governors of the Company appointed in accordance with this Agreement.

“Capital Account” shall have the meaning provided in Section 5.8.

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of cash and the fair market value of property, net of any liability secured by such property that the Company is considered to assume or take subject to, contributed by such Member to the capital of the Company.

“Cash From Operations” shall mean all cash revenues generated by the Company from its ownership and operation of the Project or derived from the sale or use of any assets of the Company, including, without limitation, the proceeds of business interruption insurance.

“Cash-on-Cash Return” shall mean the annualized effective internal rate of return that, when used to discount back to the Closing Date (a) equity distributions of cash made to such Member, minus (b) the amount of such Member’s total Capital Contributions (including the Initial Capital Contributions and any additional Capital Contributions), generates a net present value equal to zero.

“Chair” shall have the meaning provided in Section 9.4(a).

“Change of Percentage Interest Date” shall have the meaning provided in Section 7.2.

“Closing Date” shall mean the date in which the Loan Documents are executed.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“Commercial Operation Date” shall have such meaning as given in the PPA.

“Company” shall have the meaning provided in the first paragraph of this Agreement.

“Company Expenses”, for any period, shall mean all actual cash expenses and costs of the Company incurred in connection with the operation and maintenance of the Project including debt payments pursuant to the Loan Documents, Taxes, insurance, rents and similar items; provided, however, Company Expenses shall not include amounts described in items (b)-(e) and (d) under the definition of “Distributable Funds” below.

“Confidential Information” shall have the meaning provided in Section 11.1.

“Construction Contract” shall mean that certain Balance of Plant Construction Services Agreement between the Developer and the Construction Contractor, dated as of October 12, 2010.

“Construction Contractor” shall mean Fagen, Inc.

“Deferred Development Fee” shall mean the development fee payable by the Company to the Developer after the date of this Agreement pursuant to the Development Agreement.

“Delegee” shall have the meaning provided in Section 10.2(a).

“Delegee Agreement” shall mean any contract or agreement with a Delegee for the provision of services to the Company as provided in Section 10.2(a).

“Developer” shall mean Juhl Energy Development, Inc.

“Development Agreement” shall mean that certain Second Amended Development and Construction Services Agreement between the Developer and the Company, dated as of December 13, 2010, and as amended by that certain Estoppel Certificate and Agreement between the Developer, the Local Member, the Company and the Investor Members dated as of even date hereof.

“Distributable Funds” shall mean Cash From Operations, less appropriate reserves for working capital and unexpected expenses, and less payment of the following sums in the following order:

(a)     Company Expenses;

(b)     Pro rata payment of principal and interest on Guarantee Loans and other loans, if any, made by Members to the Company pursuant to Section 5.3;

(c)     payment of principal and interest on loans, if any, made by Members to the Company pursuant to Section 5.3

(d)     amounts due to the Manager that have been authorized and approved pursuant to this Agreement; and

(e)     Deferred Development Fee.

“FERC” means the Federal Energy Regulatory Commission.

“Final Determination” means, with respect to any federal income tax issue affecting the Company, any Member’s interest in the Company or Investor Member’s after-tax return, or any federal income tax return position taken by the Company, the earliest to occur of the following: (a) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction with respect to such issue, which decision, judgment, decree or other order has become final (i . e., all allowable appeals requested by the parties to the action have been exhausted) or, in any case where judicial review shall at the time be unavailable by reason of the proposed adjustment involving a decrease in a net operating loss, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision has become final (i.e., all administrative appeals, other than appeals to the U.S. Supreme Court, have been exhausted by either party); (b) the date on which the IRS has entered into a binding agreement with the Company or such Member with respect to such issue or on which the IRS has reached a final administrative or judicial determination with respect to such issue that, whether by law or agreement, is not subject to appeal; (c) the date on which the time for instituting a claim for refund with respect to such issue has expired, or, if a claim has been filed, the time for instituting suit with respect thereto has expired; (d) the date on which the applicable statute of limitations for raising such issue has expired; or (e) receipt by the Company and each Member of a written opinion (setting forth in reasonable detail the facts and analysis upon which it is based) of Special Tax Advisor to the effect that there is not “substantial authority” for such position, or such other standard such that neither the Company nor any Member would be subject to penalties, additional amounts, fines or additions to tax under the Code by taking such position (the “No Penalty Standard”), based upon facts that become known after the Closing Date, but only if such opinion is delivered to the Company prior to its filing of its federal income tax return reflecting such position.

“Financial Rights” shall mean a Member’s rights to all distributions, allocations of Income and Losses (including, without limitation, Minnesota Production Incentives and items of Income, gain, Loss, deduction, expense and credit allocated from the Company) associated with a Membership Interest and the right to assign such rights but only in accordance with the terms of this Agreement and the Articles of Organization.

“Financing Guarantee” means any guaranty issued by Gamesa Corporacion Tecnologica SA (“Guarantor”) pursuant to the Loan Documents or the obligations of the Guarantor under the Recapture Contribution Agreement (as defined in the Loan Documents).

“Fiscal Quarter” shall mean each three month period of a Fiscal Year ending on March 31, June 30, September 30, or December 31 or such other three month periods as may result from a change in annual accounting period.

“Fiscal Year” shall mean each calendar year ending December 31, or such other annual accounting period of the Company as determined by the Members.

“Governance Rights” shall mean all rights associated with a Membership Interest in the Company other than Financial Rights and the right to assign such Governance Rights (including, without limitation, rights to vote, receive notices and attend meetings of the Members or the Board) in accordance with the terms of this Agreement and the Articles of Organization.

“Governor” shall mean a person serving on the Board of Governors as provided in this Agreement.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)	The initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset on the date of contribution.

(b)

The Gross Asset Values of all Company assets will be adjusted to equal their respective gross fair market values (taking into account Section 7701(g) of the Code), as reasonably determined by the Managers as of the following times: (i) the acquisition of an interest by any new Member or an additional interest by an existing Member in exchange for more than a de minimis contribution of property (including money); (ii) the Distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Ownership Interest; and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and (iv) the grant of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in the capacity of a Member or by a new Member acting in the capacity of a Member or in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (i) and (ii) above will be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)

The Gross Asset Value of any Company asset distributed to any Member will be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the distributee and the Manager, provided that, if the distributee is a Manager, the determination of the fair market value of the distributed asset will require the approval of the other Members holding a Majority Interest (determined without regard to the vote of the distributee Member); and

(d)

The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 7.3(h) and subparagraph (iv) under the definition of Income and Losses; provided, however, that Gross Asset Values will not be adjusted pursuant to this subparagraph (d) of this definition to the extent that the Manager reasonably determines that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d) of this definition, then such Gross Asset Value will thereafter be adjusted by the depreciation (as determined for purposes of maintaining Capital Accounts pursuant to the regulations pursuant to Code Section 704(b)) taken into account with respect to such asset for purposes of computing Income and Losses.

“Income” shall mean the items of gross income of the Company for any Fiscal Year, including (a) income from operations, (b) gains realized on the sale, exchange or other disposition of the Company’s assets, (c) proceeds realized from Minnesota Production Incentives, and (d) proceeds realized from the federal tax credits or grants. For purposes of this definition, reference to any item of gross income or gain shall mean such item of the Company for federal income tax purposes, determined in accordance with Code Section 703(a) with the following adjustments:

(a)	any gross income of the Company exempt from federal income tax and not otherwise taken into account shall be added to such taxable income or loss;

(b)

in the event the book value for purposes of Code Section 704(b) of any Company asset is adjusted in accordance with Regulations Section I.704-1(b)(2)(iv)(f), the amount of any upward adjustment shall be taken into account as gain from the disposition of such asset;

(c)

gain resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value for purposes of Code Section 704(b) of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its book value for purposes of Code Section 704(b); and

(d)

to the extent an adjustment to the adjusted tax basis of any Property pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of the adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) from the disposition of the asset and shall be taken into account.

“Initial Capital Contribution” shall mean, with respect to each Member, the amount set forth in Schedule A-1.

“Interconnection Agreement” shall mean that certain Amended and Restated Large Generator Interconnection Agreement among Midwest Independent Transmission System Operator, Inc., a non-profit non-stock corporation organized and existing under the laws of the State of Delaware (Transmission Provider), Greater River Energy, a cooperative corporation organized and existing under the laws of the State of Minnesota (Transmission Owner) and Valley View, LLC a/k/a Valley View Transmission, LLC, a Minnesota limited liability company (Interconnection Customer), dated September 16, 2008, MISO Project G252 Queue 37390-01, as amended, modified or supplemented from time to time in accordance with its terms.

“Interest” shall have the meaning provided in Section 5.4.

“Investor Member” shall have the meaning provided in the first paragraph of this Agreement (or its permitted successors and assigns).

“Investor Member Representative” shall mean the Governor elected by a Majority Interest of the Investor Members.

“Leases” shall mean those certain Land Lease and Wind Easement Agreements, as amended, modified or supplemented from time to time in accordance with their terms, between the Lessors and the Company, pursuant to which the Lessors agree to lease (collectively) the site of the Project to the Company on the terms and subject to the conditions set forth therein.

“Lessors” shall mean (i) Jeremy Van Essen and Kimber Van Essen, his wife, and Virgil Van Essen as personal representative of the estate of Wilma Van Essen, (ii) Roger D. Talsma and Pamela J. Talsma, his wife, (iii) Ronald and Charlotte Griffin, husband and wife, (iv) Kathleen Beth Verbrugge, Kevin G. Berbrugge, Bryan R. Verbrugge, and Joel K. Verbrugge and Kenneth Ervin Verbrugge, (v) Edward D. Lotterman and Vicki E. Tirrel, his wife, and (vi) Virgil Rylaarsdam, a single person.

“Lien” shall mean, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Loan Documents” shall mean any promissory note, leasehold mortgage, security agreement, and related collateral, security and estoppel or any other agreements or instruments executed in connection therewith with any third party lender, including any lender that is an Affiliate of Investor Member.

“Local Member” shall have the meaning provided in the first paragraph of this Agreement. Except when the context requires otherwise, all references to Local Member in this Agreement shall also be considered to include Local Member LLC. “Local Member LLC” shall have the meaning provided in Section 12.2(c).

“Loss” shall mean the aggregate items of loss and deduction of the Company for any Fiscal Year, including losses realized on the sale, exchange or other disposition of the Company’s assets. For purposes of this definition, reference to any item of loss or deduction shall mean such item of the Company, other than any amount included in the definition of cost of goods sold, determined in accordance with Code Section 703(a) with the following adjustments:

(a)     any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as expenditures described in Code Section 705(a)(2)(B) pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account shall be subtracted from such taxable income or loss;

(b)     in the event the book value for purposes of Code Section 704(b) of any Company asset is adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(f), the amount of any downward adjustment shall be taken into account as gain from the disposition of such asset;

(c)     loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value for purposes of Code Section 704(b) of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its book value for purposes of Code Section 704(b);

(d)     in lieu of the depreciation, amortization and other cost recovery deductions taken into account, there shall be taken into account the deduction for such Fiscal Year or other period determined under Regulations Section 1.704-1(b)(2)(iv)(g); and

(e)     to the extent an adjustment to the adjusted tax basis of any Property pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account.

“Manager” shall mean the Person appointed or otherwise designated as the Manager in accordance with the terms of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations or financial condition of the Company, the Project or any Member, including, without limitation, any effect on the Project’s ability to qualify as a QF Facility, to receive federal production tax credits, Minnesota Production Incentives or any other material tax benefits.

“Member” and “Members” shall mean each of Investor Member and Local Member or any permitted successor and assign reflected on the Required Records of the Company who has signed this Agreement and that person’s successors and assigns as permitted by the Act, Articles of Organization, and this Agreement. When Governance Rights, and Financial Rights attributable to a Membership Interest have been separated and such separation is reflected in the Required Records of the Company, references to “Member” shall mean the holder of the Governance Rights, or Financial Rights related to such Membership Interest as appropriate in the context.

“Member Minimum Gain” shall mean an amount, determined in accordance with Regulations Section 1.704-2(i)(3) with respect to any Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability.

“Member Nonrecourse Deductions” shall have the meaning given the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i).

“Membership Interest” shall mean one of the units into which the Members’ ownership interests in the Company are divided, each such Membership Interest consisting of Governance Rights and Financial Rights, in accordance with the Act, the Articles of Organization and this Agreement.

“Minnesota Production Incentives” shall mean amounts paid to the Company pursuant to Minnesota Statues Section 216C.41 (2003) and related rules or interpretations.

“No Penalty Standard” shall have the meaning given to such term within the definition of “Final Determination” above.

“Nonrecourse Deduction” shall have the meaning given such term in Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” shall have the meaning given such term in Regulations Section 1.704-2(b)(3).

“Partnership Minimum Gain” shall have the meaning given the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partner Nonrecourse Debt” shall have the meaning given the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Percentage Interest” shall have the meaning provided in Section 5.4.

“Permitted Liens” shall mean (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) any Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by the Company and as to which adequate reserves are maintained, (c) all matters that are disclosed in the title policy for the Project or any commitments therefore, (d) imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to adversely affect the value or use of the assets of the Company in any material respect, (e) zoning, planning and other similar limitations and restrictions, all rights of any governmental authority to regulate the Project, and all matters of record, (f) Liens arising in connection with the Loan Documents, or (g) the terms and conditions of the contracts listed on Schedule 1.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other legal entity.

“PPA” shall mean that certain C-BED Wind Generation Purchase Agreement (Power Purchase Agreement a/k/a PPA) between Northern States Power Company, a Minnesota corporation with address c/o Xcel Energy Services, Inc., 550 15th Street, Suite 1000, Denver, Colorado 80202 (Xcel Energy Services, Inc. acting as agent and signatory for aforesaid entity) and Valley View Transmission, LLC (a Community-Based Energy Development (C-BED) project), as further amended, modified or supplemented from time to time in accordance with its terms, pursuant to which the Utility has agreed to purchase electricity from the Project on the terms and subject to the conditions set forth therein.

“Project” shall have the meaning provided in the Recitals of this Agreement.

“PTC” shall mean U.S. Federal Production Tax Credits based on produced power pursuant to Section 45 of the Code.

“PURPA” shall mean the Public Utility Regulatory Policies Act of 1978 and the regulations set forth in the Code of Federal Regulations, Title 18, Part 292, as amended from time to time.

“QF Facility” shall mean a facility that meets the criteria identified for a qualifying facility and has been certified (or self-certified as the case may be) as such under PURPA.

“Qualified Energy Production” shall have the meaning provided in Section 7.7.

“Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“Required Records” shall mean those records to be maintained by the Company pursuant to Section 8.1 and Section 322B.373 of the Act.

“Securities Acts” shall have the meaning provided in Section 15.15(a)(i).

“Special Tax Advisor” shall mean Hoffman, Brobst or such Special Tax Advisor reasonably acceptable to Members.

“Supply Agreement” shall mean that certain Turbine Supply and Installation Agreement, dated as of January 28, 2011, as amended, modified or supplemented from time to time in accordance with its terms, between Gamesa Wind US LLC (“Gamesa Wind”) and the Company, pursuant to which Gamesa Wind has agreed to supply and deliver Turbines and certain equipment related thereto to the Company. The Supply Agreement also requires Gamesa Wind to provide certain supervisory and installation services, on the terms and subject to the conditions set forth therein; and which agreement may be assigned to and assumed by the Company.

“Tax” or “Taxes” shall mean all present or future taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Tax Grant” shall mean the tax grant available to qualifying wind energy projects pursuant to Section 1603 of the American Recovery and Reinvestment Act of 2009.

“Tax Matters Member” shall have the meaning provided in Section 8.2(a).

“Tax Operating Conditions” shall have the meaning provided in Section 10.2(c).

“Tax Return” shall mean federal, state, foreign and local Tax reports, returns, information returns and other similar documents.

“Tax Return Positions” shall have the meaning provided in Section 7.7.

“Transfer” shall mean, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, as a verb, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

“Transmission Agreement” shall mean that certain Transmission and Interconnection Agreement between Great River Energy and the Company.

“Turbines” shall mean the Gamesa G87 2.0 MW wind generating turbines installed at the Project.

“Utility” shall mean Northern States Power Company, a Minnesota corporation with address c/o Xcel Energy Services, Inc., 550 15th Street, Suite 1000, Denver, Colorado 80202 (Xcel Energy Services, Inc. acting as agent and signatory for aforesaid entity).

“Warranty and Service Agreement” shall mean that certain Warranty, Maintenance and Service Agreement, dated as of the Closing as amended, modified or supplemented from time to time in accordance with its terms, between Gamesa and the Company, pursuant to which Gamesa has agreed to perform (or cause to be performed) certain services and has made certain warranties to the Company and will provide certain maintenance services with respect to the Turbines, all on the terms and subject to the conditions set forth therein.

Section 2.     Organization of the Company.

2.1     Name. The name of the Company shall be “Valley View Transmission, LLC”. The business and affairs of the Company shall be conducted under such name or such other name as the Members deem necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

2.2     Place of Registered Office; Registered Agent. The address of the registered office of the Company in the State of Minnesota is 590 Park Street, Suite 6, Saint Paul, MN 55103. The registered agent at such address is National Registered Agents, Inc. The Board may at any time on ten (10) days’ prior notice to all Members change the location of the Company’s registered office or change the registered agent.

2.3     Principal Office. The principal office of the Company shall be located at 293 50th Avenue, Chandler, Minnesota, or at such other place as may be determined by the Board from time to time.

2.4     Filings.

(a)     On or before execution of the Agreement, the Members shall have duly filed or caused to be filed the Articles of Organization of the Company. The Board shall, upon Approval of the Members, cause amendments to the Articles of Organization to be executed and filed whenever required by the Act.

(b)     The Board shall take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Minnesota.

(c)     Subject to Section 2.5, the Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. Subject to Sections 2.5 and 9.5, the Manager, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.5     Relationship with Articles. If any provision of this Agreement conflicts with a provision of the Company’s Articles of Organization, then, to the extent permitted by law, the provisions of this Agreement shall govern.

2.6     Limitations on Company Powers. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

2.7     Ancillary Agreements. Except to the extent set forth, in any Ancillary Agreement, services may be provided to the Company by a Member or an Affiliate of a Member only upon unanimous approval by the Members. The business of the Company shall be conducted in accordance with the terms of this Agreement and such other agreements to which the Company is a party that affect the use, operations or maintenance of the Project, including all amendments and supplements thereto (collectively, the “Ancillary Agreements”), including, without limitation, the following written agreements:

(a)     the Loan Documents;

(b)     the Administrative Services Agreement;

(c)     the Development Agreement;

(d)     the Construction Contract;

(e)     the Supply Agreement;

(f)     the Warranty and Service Agreement;

(g)     the PPA;

(h)     the Interconnection Agreement;

(i)     the Transmission Agreement;

(j)     the Leases; and

(k)     any Delegee Agreement.

2.8     Opt-in to UCC Article 8; Certificates Representing Ownership of Membership Interests. All Membership Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Minnesota. Such Membership Interests shall be evidenced by certificates in the form attached hereto as Exhibit F. Such certificates representing ownership of Membership Interests in the Company may be executed and delivered by the Secretary of the Company or the Chief Manager, on behalf of the Company, shall be in the name of the Company, shall set forth the name of the Member and the number and class, if any, of any Membership Interest owned or held by each such Member and shall bear the following legend: “This certificate evidences an interest in Valley View Transmission, LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in from time to time in the State of Minnesota and, to the extent permitted by applicable law, each other applicable jurisdiction.” All certificates shall be consecutively numbered or otherwise identified. This provision shall not be amended, and any purported amendment to this provision, shall be null and void.

Section 3.     Purpose. The purpose of the Company shall be to engage in the business of building, owning and operating a wind powered electric generating facility in Murray County, Minnesota for the production and sale of electricity and all other activities reasonably necessary to carry out such purpose and for the purpose of engaging in similar activities or in any other lawful act or activity for which limited liability companies may be formed pursuant to the Act.

Section 4.     Term. The Company shall remain in existence as provided in the Articles of Organization until dissolved, liquidated or terminated as provided in Section 13.

Section 5.     Capital Contributions, Percentage Interests and Capital Accounts.

5.1     Capital Contributions. On or before the date hereof, Local Member made one or more contributions totaling the amount of the Initial Capital Contribution to the Company in the amounts and at the times set forth in Exhibit A-1 attached hereto. Upon the execution of this Agreement, each Member shall make a Capital Contribution to the Company of cash in the amounts and at the times set forth in Exhibit A-2 attached hereto. The Capital Contribution to be made by each Investor Member shall be made at such times and upon the conditions set forth in Exhibit A-2 and all such Capital Contributions shall be applied to Company Expenses or such other items as set forth on the sources and uses attached hereto as Exhibit B or otherwise as may be agreed by the Members. On or about the Closing Date the Company issued that certain promissory note to Juhl Energy Development, Inc. (the “Juhl Note”) evidencing the Company’s obligation to pay principal and interest according to the terms thereof. Pursuant to the terms of the Juhl Note and the provision of the Loan Documents, the Juhl Note shall, in certain circumstances, be converted into equity in the Company. Upon any such conversion, the amount due under the Juhl Note shall be deemed to be a capital contribution by the Investor Member to the Company. Notwithstanding the foregoing, it is acknowledged and agreed that upon the occurrence of any Bankruptcy Event (as defined in the Loan Documents) with respect to the Company or the Investor Member, the Juhl Note shall be deemed to have converted automatically to equity in the Company on the ninety-first (91st) day preceding the occurrence of the Bankruptcy Event.

5.2     Additional Capital Contributions. Except as provided in Section 5.1, no Member shall be obligated, at any time, to guarantee or otherwise assume or become liable for any obligations of the Company or to make any additional Capital Contributions (in excess of those required under Section 5.1), advances or loans to the Company, unless such obligations are specifically accepted and agreed to by such Member.

5.3     Loans.

(a)     Member Loans. If, at any time or times hereafter, the Investor Members determine that additional capital (in excess of the amounts required under Section 5.1) is reasonably required by the Company, the Investor Members shall notify the other Members of the amount of such additional capital and the anticipated time such additional capital will be required. Upon delivery of such notice, Investor Members shall be entitled to lend to the Company the full amount of such required additional capital, subject to Local Member’s election to participate in such loan on a pro rata basis. Each Member may elect to participate in such loan, in accordance with the foregoing sentence, by delivering written notice of such election to the Investor Members within 15 days of receipt of the foregoing notice from Investor Members. A failure by a Member to deliver any notice within such 15 days shall be deemed an election not to participate in the loan. All principal and accrued interest with respect to any loan made by any Member in favor of the Company pursuant to this Section 5.3 shall be paid from all remaining Distributable Funds after the payment of the items set forth in (a) and (b) of the definition of Distributable Funds, shall mature and be payable in full on or before the Change of Percentage Interest Date determined without regard to paragraph (c) of Section 7.2 , and unpaid principal amounts thereof from time to time shall accrue interest at a rate equal to the prime rate published in the Wall Street Journal as of the date of such loan plus 5.0%; provided, however, that any interest payable under such loan shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters; provided, further, that if any such loan is made after the Change of Percentage Interest Date has passed, then such loan shall mature and be payable in full at such later date as the parties to such loan may agree.

(b)     Guarantee Loans.

(i)     Any loan deemed made pursuant to this Section 5.3(b) shall be referred to as a “Guarantee Loan.” In the event Guarantor is required to make any payment pursuant to the Financing Guarantee, the amount of such payment shall be deemed to be a loan by Gamesa Energy USA (“Gamesa”) to the Company with the terms as set forth below as if the loan had been made to the Company on the date on which such payment was made pursuant to the Financing Guarantee.

(ii)     Any Guarantee Loan shall be for a term of six (6) months from the date the loan is deemed made, and shall bear interest payable semiannually at a floating rate equal to the greater of twelve percent (12%) or seven (7) percentage points higher than the Prime Rate (but in no event more than the maximum rate allowed by law). Payments on any Guarantee Loan shall be credited first to accrued interest and then to principal. In the event a Guarantee Loan is made, the Company, acting through the Manager, shall execute a promissory note in the form attached as Exhibit F in favor of Gamesa as evidence of any Guarantee Loan. At the time of repayment of any Guarantee Loan, the Company shall also pay to Gamesa all reasonable and reasonably documented legal, accounting or other professional fees incurred by Gamesa in connection with the Guarantee Loan.

(iii)     During any period of time when a Guarantee Loan is outstanding, the Investor Member shall have the sole and exclusive right, but not the obligation, to request that the Board and the Manager take specified actions and to approve any and all decisions regarding managerial and operational control of the Company and no distributions of cash or other property shall be made to any Member until the full amount of principal and interest on the Guarantee Loan is paid in full. Notwithstanding the provisions of Sections 9.5 or 13.2, in the event a Guarantee Loan is not paid when due, the Investor Member shall have the sole and exclusive right, but not the obligation, to direct the Board and the Manager to dissolve the Company in accordance with Section 13.

(iv)     For the purposes of enforcing its rights under this Section 5.3(b), Gamesa shall be an express third party beneficiary under this Agreement.

5.4     Percentage Ownership Interest.

(a)     The Members shall have the following initial percentage ownership interests in the Financial Rights of the Company (“Percentage Interest” or “Interest”) immediately following the Capital Contributions set forth in Section 5.1 and until the Change of Percentage Interest Date provided for in Section 7.2:

Investor Member     99.0%

Local Member          1.0%

(b)     After the Change of Percentage Interest Date, the Members shall have the following Percentage Interest in the Financial Rights of the Company:

Investor Member     30.0%

Local Member          70.0%

(c)     Subject to Section 5.3(b), the Members shall have the following initial percentage interests in the Governing Rights of the Company immediately following the Capital Contributions set forth in Section 5.1 and until the Change of Percentage Interest Date:

Local Member          49.0%

Investor Member     51.0%

(d)     Subject to Section 5.3(b), after the Change of Percentage Interest Date, the Members shall have the following percentage interests in the Governing Rights of the Company:

Local Member          70.0%

Investor Member     30.0%

5.5     Return of Capital Contribution. Except as otherwise set forth herein, no Member shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Member’s Capital Account (as determined under Section 5.8) until the full and complete winding up and liquidation of the business of the Company.

5.6     Distribution of Tax Grant or PTC Proceeds. The Company shall apply for the Tax Grant and shall distribute the proceeds of the grant in accordance with the Loan Documents in satisfaction in full of the ITC Bridge Loan (as defined in the Loan Documents) and the remaining amount of the Tax Grant, if any, shall be held by the collateral agent for the lenders pursuant to the Loan Documents to be used, if necessary, to provide funds for completion of the Project until the Financing Guarantee is terminated pursuant to the Loan Documents. In the event the Company does not receive a Tax Grant and is therefore eligible for PTCs, one hundred percent (100%) of the PTCs and the full value thereof shall be allocated to and be the sole property of the Investor Member, which may monetize or otherwise realize the value of all PTCs associated with the Project for its sole account.

5.7     No Interest on Capital. Interest earned on Company funds shall inure solely to the benefit of the Company, and no interest shall be paid upon any Capital Contributions nor upon any undistributed or reinvested income or profits of the Company.

5.8     Capital Accounts. A separate capital account (the “Capital Account”) shall be maintained for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. Set forth on Exhibit C attached hereto is each Member’s Capital Account and basis in such Capital Account as of the Closing Date. Without limiting the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any cash and the fair market value of any property contributed to the Company by such Member (net of any liability secured by such contributed property that the Company is considered to assume or take subject to), (ii) the amount of Income allocated to such Member and (iii) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section 5.8. The Capital Account of each Member shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to), (ii) the amount of Loss allocated to the Member and (iii) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section 5.8. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if the property had instead been sold by the Company for a price equal to its fair market value and the proceeds distributed in lieu of such property. No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

Section 6.     Distributions.

6.1     Distribution of Distributable Funds. Within twenty (20) days following the end of each Fiscal Quarter, the Manager shall make a preliminary calculation of the amount of Distributable Funds for such Fiscal Quarter and shall promptly deliver such calculations to the Board for its approval in accordance with Section 9.5 below. Distributable Funds, if any, shall be distributed to the Members in accordance the provisions of this Agreement within thirty (30) days of the end of the Fiscal Quarter in accordance with each Member’s Percentage Interest as set forth in Section 5.4.

Section 7.     Allocations.

7.1     General Rule. Except as specifically provided in Section 7.3 and the following sentence, Income, Loss and credits (including tax credits earned by the Company pursuant to Section 45 of the Code) for any Fiscal Year shall be allocated, each as separate items, among the Members in accordance with each Member’s Percentage Interest with the Financial Rights of the Company. If at any time following the Change of Percentage Interest Date (as defined in Section 7.2), one or more Members’ Capital Accounts is not proportionate with such Members’ Percentage Interests (after adjusting for all Capital Contributions and distributions made during the Fiscal Year), Income and Loss for any Fiscal Year (and each item of income, gain, loss and deduction entering into the computation thereof) shall be allocated in a manner such that, after such allocations have been made, the balance of each Member’s Capital Account shall, to the extent possible, be equal to an amount that would be distributed to such Member if (i) the Company were to sell the assets of the Company for their Gross Asset Values, (ii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), (iii) the Company were to distribute the proceeds of sale pursuant to Section 6, and (iv) the Company were to liquidate pursuant to Section 13.3, minus the sum of (1) the reasonably anticipated allocations to such Member pursuant to Section 7.3(a) and Section 7.3(b), and (2) the amount, if any, that such Member is obligated (or deemed obligated) to contribute, in its capacity as a Member, to the Fund, if any; computed immediately prior to the hypothetical sale of assets.

7.2     Change of Percentage Interest Date. The Percentage Interest of the Members shall change from those percentages set forth in Section 5.4(a) to those set forth in Section 5.4(b) upon the last to occur of the following (the “Change of Percentage Interest Date”):

(a)     twelve (12) years after the Commercial Operation Date;

(b)     the date on which Investor Member has realized a cumulative annual Cash-on-Cash Return on its aggregate invested equity of one percent (1.0%);

(c)     all principal and accrued interest has been paid in full to Investor Member under any loan made by Investor Member pursuant to Section 5.3.

7.3     Special Allocations. Notwithstanding any provision of Section 7.1 to the contrary, the following special allocations shall be made in the following order and priority:

(a)     Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(0(6) and 1.704-20(2). This Section 7.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1,704-2(0 and shall be interpreted consistently therewith. To the extent permitted by such Regulations and for purposes of this Section 7.3(a) only, each Member’s net decrease in Partnership Minimum Gain shall be determined prior to any other allocations pursuant to this Section 7 with respect to such Fiscal Year and without regard to any net decrease in Partnership Minimum Gain during such Fiscal Year.

(b)     Member Minimum Gain Chargeback. Notwithstanding any other provision of this Section 7 except Section 7.3(a), if there is a net decrease in Member Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year each Member who has a share of the Member Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(0(5), shall be specially allocated items of Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(0(4). Allocations pursuant to the previous sentence shall be made first in accordance with and in the manner provided in Section 7.6 to the extent possible and thereafter in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(0(4) and 1.704-2(j)(2)(ii). This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(0(4) and shall be interpreted and applied in a manner consistently therewith. Solely for purposes of this Section 7.3(b), each Member’s net decrease in Member Minimum Gain shall be determined prior to any other allocations pursuant to this Section 7 with respect to such Fiscal Year, other than allocations pursuant to Section 7.3(a).

(c)     Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income shall be specifically allocated to each such Member first in accordance with and in the manner provided in Section 7.6 to the extent possible and thereafter in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.3(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7 have been tentatively made as if this Section 7.3(c) were not in this Agreement. The foregoing provision is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with such Regulations.

(d)     Capital Account Deficit. In the event that any Member has a Capital Account deficit at the end of any Fiscal Year in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provisions of this Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(e) and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), at the end of the Fiscal Year, then each such Member shall be specially allocated items of income in the amount of such excess as quickly as possible first in accordance with and in the manner provided in Section 7.6 to the extent possible, provided that an allocation pursuant to this Section 7.3(d) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section 7 have been tentatively made as if this Section 7.3(d) were not in this Agreement.

(e)     Limitation on Loss Allocation. Cost of goods sold and Losses allocated to a Member pursuant to Section 7.1 or Section 7.6 shall not exceed the maximum amount that can be allocated without causing a Member to have a Capital Account deficit at the end of any Fiscal Year in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provisions of this Agreement or pursuant to Regulations Section 1.704-1(b)(2)00(c) and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), at the end of the Fiscal Year. In the event that any Member would have such a Capital Account deficit as a consequence of an allocation of cost of goods sold or Losses pursuant to Section 7.1 or Section 7.6, the amount of cost of goods sold or Losses that would be allocated to such Member but for the application of this Section 7.3 shall be allocated to the other Members (to the extent that such allocations would not cause such Members to have such Capital Account deficit) in proportion to their Percentage Interests.

(f)     Nonrecourse Deduction. Subject to Section 7.6, any item of Nonrecourse Deduction shall be allocated to the Members in accordance with their then respective Percentage Interests.

(g)     Member Nonrecourse Deduction. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(h)     Basis Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset is required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Account shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

7.4     Allocation with Respect to Transferred Interests. Each item of Income or Loss or credit allocable to a Member’s Percentage Interest that is transferred in whole or in part during any Fiscal Year shall, if permitted by law, be allocated on a daily basis according to the varying Percentage Interests of the Members during such year.

7.5     Tax Allocations. Allocations pursuant to this Section 7.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of items of gross sales, cost of goods sold, Income or Loss or distributions pursuant to any other provision of this Agreement.

(a)     In accordance with Section 704(c) of the Code and the Regulations thereunder, gross sales, cost of goods sold, deductions, income and loss with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution. Any elections or decisions relating to such allocations shall be made in any manner, as selected by the Tax Matters Partner, which complies with the Regulations.

(b)     In the event that (i) a Member receives a distribution pursuant to Section 7.6 of this Agreement; (ii) such distribution results in recognition of capital gain by such distributee Member under Code Section 731(a)(1); and (iii) the Company makes an election pursuant to Code Section 754 to adjust the basis of the Company’s property in the manner provided in Code Section 734(b)(1), then 100% of the Company’s basis adjustment resulting from such election shall be taken into account solely with respect to such distributee Member for purposes of allocating items of deduction, gain or loss attributable to such increased property basis.

7.6     Other Rules.

(a)     For purposes of Regulations Section 1.752-3, the Members agree that Nonrecourse Liabilities of the Company shall be allocated in each Fiscal Year as follows: (i) First, to each Member in an amount equal to such Member’s share of Partnership Minimum Gain; (ii) Second, any remaining amount of Nonrecourse Liabilities shall be allocated to each Member in an amount equal to such Member’s share of the total amount of built-in gain (as defined in Regulations Section 1.752-3(a)(2), taking into account any remedial allocations of gain that would be made under Regulations Section 1.704-3(d)), if the Company, in a taxable transaction, disposed of all of its property in full satisfaction of its Nonrecourse Liabilities and for no other consideration; and (iii) any remaining Nonrecourse Liabilities shall be allocated among the Members in the manner in which it is reasonably expected that the Nonrecourse Deductions attributable to such Nonrecourse Liabilities will be allocated to the Members, or using such other method, subject to the written consent of a Majority Interest of Investor Members, which complies with Regulations Section 1.752-3(a)(3) and Revenue Ruling 95-41.

(b)     To the extent permitted by Regulations 1.704-2(h)(3) and 1.704-2(i)(6), the Members shall endeavor to treat distributions as having been made from the proceeds of Nonrecourse Liability of Partner Nonrecourse Debt only to the extent that such distribution would not cause or increase an Adjusted Capital Account Deficit for any Member.

(c)     In the event that any fees paid by the Company are recharacterized by a Final Determination to be a distributive share of Company items to any Member (or, otherwise, to require an allocation of PTCs in respect of such fee), then notwithstanding all other provisions in this Agreement, such Member shall be allocated (for the year(s) of adjustment) an amount of gross sales equal to such recharacterized fee.

7.7     Tax Returns.

(a)     The Tax Matters Member shall prepare and, at its election, cause to be reviewed by Special Tax Advisor or a nationally recognized accounting firm, chosen by the Tax Matters Member, all necessary federal, state and local income tax returns and all other tax and information returns the Company may be required to file. All tax returns prepared under this Section 7.7 shall be based on and in accordance with this Agreement, including the Tax Operating Conditions, and the following “Tax Return Positions”:

(i)     All energy production from the Project (“Qualified Energy Production”) will be (A) from “qualified energy resources” within the meaning of Section 45(c)(1)(A) of the Code and (B) produced within the United States within the meaning of Section 638(1) of the Code;

(ii)     Each Turbine will be a “qualified facility” within the meaning of Code Section 45(c)(3);

(iii)     No Turbine or other part of the Project was held or used at any time before July 25, 1991 by any Member or any person related to any Member for purposes of Code Section 197(f)(9)(C);

(iv)     (A) the Company will be treated as a partnership, (B) each Member will be treated as a partner in such partnership with the interest as provided in this Agreement, (C) the Members will be the only partners of such partnership and (D) the Capital Contributions will be treated as capital contributions made by the Person who funds such Capital Contribution;

(v)     the Company will be the owner of the Project from and after the Closing Date;

(vi)     the allocations of gross sales, cost of goods sold, Income, Loss, and credits set forth in this Agreement will be respected under subchapter K of the Code;

(vii)     the allocation of Company liabilities set forth in this Agreement will be respected under Section 752 of the Code;

(viii)     the indebtedness of the Company (which increases the tax basis of any Company asset or is attributable to a tax deduction of the Company) shall constitute Partnership Nonrecourse Debt and shall be allocated (entirely pursuant to the “third tranche” described in Regulations Section 1.752-3(a)(3)), in accordance with Section 5.4;

(ix)     the Company and the Investor Member will be entitled to cost recovery deductions for federal income tax purposes in respect of the adjusted tax basis of the Project on the Closing Date under Code Sections 167 and 168 and bonus depreciation under ARRA. If the project is placed in service in the 4th quarter, then the Company shall be using the half-year convention for depreciation; and

(x)     The Investor Members (A) made a Capital Contribution in the amount set forth in Section 5.1 in order to purchase from the Local Member, on the Closing Date, an amount of the Project assets equal to the Investor Members’ Percentage Interest in the Company and contributed such percentage in such assets to the Company and (B) in connection with such purchase by Investor Members, on the Closing Date the Company distributed to the Local Member the amount set forth in the sources and uses attached hereto as Exhibit B;

provided, however, that to the extent any such Tax Return Position is contrary to a Final Determination in respect of the Company, such Tax Return Position shall be amended, without further act of the parties hereto, to reflect such Final Determination.

(b)     Not later than sixty (60) days after the end of the taxable year, the Tax Matters Member shall furnish each Member with a copy of the proposed return for its review and comments and such reports as may be necessary for each Member to complete its federal income tax return. Each Member shall have at least thirty (30) days to provide comments to the Tax Matters Member on such proposed return (including an assumed inflation adjustment factor for purposes of Codes Section 45(b)(2), to the extent the IRS has not published the applicable inflation adjustment factor for such Fiscal Year). Each Member shall furnish to the Tax Matters Member all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed. For federal income tax purposes, each Member shall report all items of income, gain, loss, deduction and credit attributable to the Company, the character and timing of such items and the sharing of the Company’s liabilities consistent with the manner in which such items and share of liabilities are reported by the Company on such tax returns.

(c)     A Majority Interest of Investor Members may request at any time that Special Tax Advisor provide the Company with its opinion to the effect that any position taken in the tax returns filed or to be filed under Section 7.7(a) meets the No Penalty Standard, based upon facts that become known after the Closing Date. To the extent that Special Tax Advisor cannot issue such opinion, the Board shall not file any federal or state income and other tax returns for the Company that are due after receipt of written notice of the inability of Special Tax Advisor to issue such opinion with such position and such return or returns shall be amended to reflect a position or positions that satisfy such standard. Any alternate position to be adopted thereafter shall be subject to the same opinion process.

(d)     the Manager shall cause the Company to submit the Company’s application for Tax Grant to the appropriate government authorities within ten (10) business days of the Commercial Operation Date, provided that prior to such presentation the Manager shall submit the application for review and approval by the Investor Member.

7.8     Tax Incidents. It is intended that the Company will be treated as a pass-through entity for U.S. tax purposes. Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes all items of Company gross sales, cost of goods sold, Income, gain, Loss, deduction, credit and any other allocations not otherwise provided for shall be allocated among the Members in the same manner as the corresponding item was allocated pursuant to the preceding sections of Section 7.

Section 8.     Books, Records, Tax Matters and Bank Accounts.

8.1     Books and Records. The Company shall maintain or cause to be maintained the Required Records and accurate books and records of account in accordance with generally accepted accounting principles in the United States, consistently applied. The books and records shall be maintained at the Company’s principal office or at a location designated by the Members, and all such books and records shall be available to any Member at such location for review and copying, at such Member’s sole cost and expense, during normal business hours on at least twenty-four (24) hours prior notice. No later than thirty (30) days after the end of each month and Fiscal Year, the Manager shall prepare and deliver to the Members a balance sheet at the end of such month or Fiscal Year and an income statement, cash flow statement and statement of Members’ Capital Accounts for such month or Fiscal Year. All Fiscal Year-end financial statements shall be reviewed or compiled in accordance with GAAP by Boulay, Heutmaker, Zibell & Co. P.L.L.P. or such other firm of independent certified public accountants unanimously approved by the Board.

8.2     Tax Matters Member.

(a)     The Board shall unanimously designate Valley View Wind Investors, LLC to act on behalf of the Company as the “tax matters partner,” as defined in Section 6231(a)(7) of the Code (the “Tax Matters Member”).

(b)     The Tax Matters Member shall make the following federal income tax elections on the appropriate Company tax returns: (i) to elect the calendar year as the Company’s taxable year; (ii) to elect the accrual method of accounting; and (iii) to elect to amortize the organizational and start-up expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) and 195(b) of the Code. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law. No Member, Governor, officer or agent of the Company is authorized to, or may file, IRS Form 8832 (or such alternative or successor farm) to elect to have the Company be classified as a corporation for federal income tax purposes under Regulations Section 301.7701-3. The Tax Matters Member shall, in addition, affirmatively take such action within its control as may be necessary or required to maintain the status of the Company as a partnership for federal income tax purposes. In addition, upon the request of any Member, the Company shall make an election pursuant to Code Section 754 to adjust the basis of the Company’s property in the manner provided in Code Sections 734(b) and 743(b).

(c)     The Company hereby indemnifies and holds harmless the Tax Matters Member from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the “tax matters partner”, provided that any such action or failure to act does not constitute gross negligence or willful misconduct.

8.3     Bank Accounts. All funds of the Company are to be deposited in the Company’s name in such bank account or accounts as may be designated by the Manager and unanimously approved by the Board. Funds of the Company shall be withdrawn on the signatures of the unanimously authorized agent of the Board and the Manager, and such other Person or Persons as the Board may unanimously authorize.

Section 9.     Governors and Members.

9.1     Governors. Except to the extent authorized by the Members pursuant to this Agreement, the business and affairs of the Company shall be managed by and under the direction of a Board of one or more Governors. Governors shall be natural persons. Governors need not be Members. Effective March 1, 2011, the Board shall consist of three (3) Governors, two (2) of whom shall be designated by Local Member and one (1) of whom shall be designated by the Investor Member. The current Governors on the date hereof are set forth on Exhibit E hereto. Subject to Section 5.3(b)¸ each Governor shall have the right to exercise the Governance Rights, including, without limitation, the allocable voting rights, of the Investor Member or the Local Member who appointed the Governor.

9.2     Term of Appointment. Each Governor shall serve for an indefinite term that expires upon his or her death, disability, resignation, removal or replacement by, (a) in the case of the Governor appointed by the Local Member, the Local Member which appointed him or her, and (b) in the case of the Governor appointed by the Investor Member then by the Investor Member.

9.3     Vacancies on the Board. Vacancies with respect to the original governorships on the Board resulting from the death, disability, resignation, removal or replacement of a Governor shall be filled by designation by the applicable Local Member or Investor Member in the manner such Governor was originally designated. Each Governor designated or elected to fill a vacant governorship shall serve for the term provided in Section 9.2 above.

9.4     Meetings.

(a)     The Board shall meet once every two (2) months or as otherwise decided by the Board, or as requested by any Member and at such other time as may be necessary for the Company’s business on at least ten (10) days prior written notice (or such shorter time as may be necessary in order to prudently carry out the Company’s business) of the time and place of such meeting given by the Chair or, if designated by the Chair, the Manager. Governors may waive in writing the requirements for notice before, at or after a meeting and attendance at such a meeting without written objection by a Governor shall be deemed a waiver of such notice requirement. The Members shall submit items for inclusion on the agenda for each meeting and the Chair shall circulate such agenda to each Governor prior to a Board meeting and only such matters set forth on such agenda may be acted upon at such Board meeting, unless the Governors unanimously agree to consider an item not on the agenda. Minutes of the Board shall be kept and filed with the Required Records of the Company. The Chair or the Manager shall make all necessary preparations for Board meetings, including the preparation and delivery of meeting notices, agendas and minutes. From time to time, the Board may select a Governor to serve as the chairperson of the Board (the “Chair”) and such person shall have the duties set forth in this Section 9.4(a). The Chair may be removed or replaced as such at any time by a majority vote of the Governors.

(b)     All Governors must be present (in person, by telephone or by proxy as provided below) at any meeting to constitute a quorum for the transaction of business by the Board. Except as otherwise specifically provided in this Agreement (including, without limitation, Section 9.5 and Section 9.8 below) or as otherwise may be required by the Act or applicable law, any actions to be taken by the Board shall require the affirmative vote of a simple majority of the Governance Rights entitled to be cast by the Governors voting at a duly held meeting of the Board. Any Governor may give written authority to another Person (executed by the Governor and provided to the other Governor(s) prior to the meeting for inclusion in the minutes of the meeting) and such authorized Person may then vote at such meeting on behalf of the Governor. The Members may also authorize other Persons to attend a Board meeting, subject to any restrictions relating to confidentiality.

(c)     Any meeting of the Board may be held by conference telephone call or through similar communication equipment by means of which all Governors or other Persons participating in or attending the meeting can communicate with each other. Participation in a meeting by telephone or similar communication equipment as provided herein shall constitute presence in person at such meeting.

(d)     Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if the Governors unanimously approve such action in writing. Any such written actions or resolutions shall be filed with the minutes of the Board.

9.5     Matters Requiring Unanimous Member Approval. No act shall be taken, sum expended, decision made or obligation incurred by the Company, through the Manager or otherwise, with respect to the following matters without the prior affirmative vote or written consent of all Members; provided that at any time when a Guarantee Loan is outstanding, the consent of the Local Member shall not be required:

(a)     any merger or consolidation involving the Company, unless the Local Members shall collectively receive (after the payment in full of all Guarantee Loans) an amount at least equal to 55% of the net sale proceeds, in which case the consent of the Local Members shall not be required;

(b)     except as expressly provided by the provisions of Section 12.2, the admission or removal of any Member or the Company’s issuance to any third party of any Membership Interest in the Company (including interests convertible into, or exchangeable for, Membership Interests in the Company);

(c)     any material amendment, waiver, repeal or other alteration of or entry into any Ancillary Agreement;

(d)     any material amendment, waiver, repeal or other alteration of this Agreement or the Articles of Organization unless such action does not have a material adverse effect on the Local Members, in which case the consent of Local Members shall not be required;

(e)     the decision to engage a Delegee and the selection of any such Delegee (including any decision to extend the term of an existing Delegee or any election to terminate or replace an existing Delegee), or the execution of any Delegee Agreement and the terms thereof (including any alteration, amendment or extension thereof) unless such duties are being assigned to a party who is already performing services for the Company and such duties typically fall within the scope of services for a similar positions;

(f)     any action to initiate, settle or defend legal actions on behalf of the Company that could reasonably be expected to have a value in excess of $10,000 either individually or in the aggregate for any year, including, without limitation, the settlement or waiver of any warranty claims under any Ancillary Agreement;

(g)     any action that would reasonably be expected to impact the Tax Operating Conditions set forth in Section 10.2(c);

(h)     any liquidation, dissolution or termination of the Company, unless (after the payment in full of all Guarantee Loans) the Local Members shall collectively receive an amount at least equal to 55% of the net sale proceeds, in which case the consent of the Local Members shall not be required;

(i)     payment of any Company Expenses (or the application of any Cash From Operations or any insurance or condemnation proceeds) which are not incurred in the ordinary course of business, (ii) any sale, lease, exchange or conveyance of the Company’s real or personal property or any interest therein having a value in excess of $2,500, or (iii) the execution of any contract, lease or other instrument or agreement or the incurring of any liability on behalf of the Company, in the case of each of (i), (ii) and (iii), in excess of $10,000 either individually or in the aggregate in any year;

(j)     the calculation of Distributable Funds if method differs from Company’s historical practice;

(k)     the approval of any internally prepared financial statements or budgets;

(l)     borrow or lend money or property on the Company’s behalf with a value in excess of $5,000, or mortgage or otherwise encumber Company property, other than in accordance with the Loan Documents in Section 5.3;

(m)     material alteration of any of the Company’s insurance coverage and the settlement of any claims thereunder;

(n)     filing reports, certifications, notices or similar instruments with governmental authorities (other than Tax authorities which is the responsibility of the Tax Matters Member), including, without limitation, federal, state and local regulatory authorities for or on behalf of the Company other than in the ordinary course of business and previously confirmed by the Investor Member that Board action is not required therefor;

(o)     any determination to exercise (or not) any voting rights, approval rights or other rights of the Company under the Transmission Agreement;

(p)     any action that would reasonably be expected to negatively impact the Company’s right to receive a Tax Grant Minnesota Production Incentives, PTCs (in the event no Tax Grant is received) or to qualify for or maintain the status of the Project as a QF Facility;

(q)     the appointment, termination or replacement of the Tax Matters Member;

(r)     file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or taking any action in furtherance of any action;

(s)     except for service providers who are already engaged on behalf of the Company on the date hereof, engage auditors, accountants, tax advisors, legal counsel or other experts to perform Services for the Company where the costs for such services are reasonably anticipated to exceed $2,500, hire any employee of the Company, or engage any Member or Affiliate of a Member to perform services for the Company or to make any payment pursuant to such engagement;

(t)     waive any material right of the Company under any agreement including this Agreement and the Ancillary Agreement.

9.6     Other Activities. Neither the Company nor any Member shall have any right, by virtue of this Agreement, the relationship of the Members or otherwise, either to participate in or to share in any other venture, activity or opportunity of any other Member or in the income or proceeds derived from any such venture, activity or opportunity.

9.7     Limitation on Actions of Members; Binding Authority. No Member shall, without the prior written consent of the other Members, take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member of the Company, perform any act in any way relating to the Company or the Company’s assets, except in a manner and to the extent consistent with the provisions of this Agreement. Any action taken by the Board taken pursuant to this Agreement shall constitute the act of and serve to bind the Company and each Member thereof. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board set forth herein.

9.8     Limitation on Authority. Notwithstanding the foregoing, neither the Board nor any Member shall have the authority to take or authorize any action that would cause the Company to fail or cease to be eligible to receive the Minnesota Production Incentives, maintain its status as QF Facility or, if applicable, receive the PTCs pursuant to Section 45 of the Code unless such action would be in the best interests of the Company or its Members. Further, the Members will cooperate to ensure that the Project qualifies for and maintains its certification as a QF Facility. Nothing in this Section 9.8 shall be deemed or construed as to require or authorize the Board or any Member to take or authorize any action in contravention of this Agreement or to amend this Agreement without the unanimous approval of the Members.

9.9     Deadlocks. In the event the Members are unable to agree on any action requiring the unanimous approval of all Members within 30 days after the matter has been submitted to the Members for approval, the deadlock shall be resolved by referring the matter to a senior executive of each Member who shall attempt for a period not to exceed 14 days, to resolve the deadlock, and if they are unable to do so, the deadlock shall be resolved by referring the matter to an independent third party whose recommendation on the matter shall be final and binding. If the matter that is the subject of the deadlock is a technical or operational matter, the issue shall be decided based on the recommendation of Garrad Hassan, or such other comparably experienced independent engineer selected by the unanimous agreement of the Members. If the matter that is the subject of the deadlock is a financial or accounting matter, the issue shall be decided based on the recommendation of Pat Louwagie of Hoffman & Brobst, CPAs, or such other comparably experienced accounting firm selected by the unanimous agreement of the Members.

Section 10.     Management.

10.1     Determination by Members. Unless otherwise specified in this Agreement or required by applicable law, the Members shall act on any matters to be determined by them pursuant to this Agreement or otherwise through their representatives on the Board established pursuant to Section 9.1.

10.2     Manager. The Board shall appoint an individual person to act as “manager” of the Company (the “Manager”), which person shall be responsible for the day-to-day operations of the Company as may be delegated to the Manager by the Board and as further set forth in Section 10.2(a) below and elsewhere in this Agreement. The Board shall appoint an individual person to act as treasurer of the Company (“Treasurer”).

(a)     Initial Appointment of Manager; Duties. Roger Talsma is the initial appointee of the Board as of the date of this Agreement appointed to serve as the initial Manager and the initial Treasurer. Only upon the prior unanimous approval of the Board, the Manager may delegate certain duties to and employ from time to time, at the Company’s expense, any Persons necessary or advisable for the performance of such services (each, a “Delegee”), including, without limitation, plant operators and supervisors, insurance brokers, consultants, accountants, attorneys and engineers, on terms and for compensation as are reasonable and customary for similar services and otherwise subject to the terms of a written agreement in form and substance unanimously approved by the Board.

(b)     Limitations on the Manager’s Authority. The Manager shall not have authority to and shall not act in any manner inconsistent with the provisions of this Agreement:

(c)     Duties. Subject to the limitations set forth in this Agreement, including, without limitation, Sections 9.5, 9.8 and 10.2(b), the Manager shall be responsible for performing the following services for and on behalf of the Company:

(i)     Monitoring and assuring that Developer, Construction Contractor, and other maintenance personnel or any successor(s) to such parties, continue to have adequate access to the Project facilities to continue operation and maintenance of the Project in the ordinary course of business and in accordance with the applicable Ancillary Agreements;

(ii)     Ensure the efficient operation of the Project and to maximize energy production and (a) obtain meter readings and such other information as may be necessary for the preparation of invoices and related documentation to timely obtain payments under the PPA and of the Minnesota Production Incentive, (b) calculate and reconcile payments due under Leases, (c) prepare and file all documents, invoices, reports and statements necessary to maintain the status of the Project as an entity eligible to receive the Minnesota Production Incentive, (d) obtain and/or develop information, data, reports, notices and other materials necessary for the delivery to the Members hereunder or other third parties under the Ancillary Agreements;

(iii)     Assist in enforcement of the Company’s rights under the terms of the Leases and the other Ancillary Agreements;

(iv)     Perform periodic on-site inspections of the Project to monitor, among other things, the Project’s and the Company’s compliance with all applicable permits and laws and the Ancillary Agreements and to promptly report such findings to the Board;

(v)     Attend meetings of the Board and report on the business, operations and affairs of the Company and the performance of Project;

(vi)     Manage and oversee performance and completion of the items set forth on Schedule 10.2(d); and

(vii)     Promptly provide the Board with copies of all notices, reports or other material information which Manager may receive with regard to the operation, maintenance or condition of the Project or the Company or which otherwise could have a material impact on the operation of the Project or the Company.

(d)     In conducting the management and operation of the business and affairs of the Company, the Board and the Manager shall take necessary and appropriate actions to ensure the following (the “Tax Operating Conditions”):

(i)     Each Turbine will be “originally placed in service” for purposes of Code Section 45(a)(2)(ii) prior to December 31, 2011.

(ii)     No grants will be provided by the United States, a state or a political subdivision of state “for use in connection with any project” (within the meaning of Section 45(b)(3)(A)(i) of the Code) that includes any Turbine or other part of the Project.

(iii)     No proceeds of any issue of state or local governmental obligations will be “used to provide financing for any project” (within the meaning of Section 45(b)(3)(A)(ii) of the Code) that includes any Turbine or other part of the Project.

(iv)     No “subsidized energy financing” (within the meaning of Section 45(b)(3)(A)(iii) of the Code) will be “provided (directly or indirectly) under a Federal, State, or local program provided in connection with any project” (within the meaning of Section 45(b)(3)(A)(iii) of the Code) that includes any Turbine or other part of the Project.

(v)     No other credit under the Code will be taken with respect to any of the Turbines or any “project” that includes any Turbine or other part of the Project, which requires a reduction in credit pursuant to Section 45(b)(3)(A)(iv) of the Code.

(vi)     All Qualified Energy Production will be sold to an “unrelated person” within the meaning of Section 45 of the Code.

(vii)     Each contract or agreement between the Company and any Member or its Affiliate will be at arm’s length, taking into account rates, terms and conditions.

(viii)     The Company shall file or cause to be filed a self-certification with FERC no later than the last day as permitted by FERC and shall take or cause to be taken all other necessary or appropriate and reasonable actions within the control of the Company, so that the Company will be deemed to have received FERC certification of the Company’s status as a QF Facility and continue to maintain its status as a QF Facility thereafter.

10.3     Devotion of Time and Skill. Subject to the provisions of Sections 9.5, 9.8 and 10.2, the Manager shall devote such time to the Company’s business as is necessary and appropriate to perform their respective obligations hereunder in a prudent and reasonable manner, but nothing in this Agreement shall preclude the employment of any agent or third party to manage or provide other services in respect of the Company’s assets or business as provided in Section 10.2(a).

Section 11.     Confidentiality.

11.1     Confidential Information. Any information relating to a Member’ business, operations or finances which are proprietary to, or considered proprietary by, Member and are marked as “confidential” or “proprietary” are hereinafter referred to “Confidential Information”. All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Member, shall be presumed to be proprietary to the provider of such information at the time of delivery to the receiving Member. All such proprietary information shall be protected by the receiving Member from disclosure with the same degree of care with which the receiving Member protects its own Confidential Information from disclosure. Each receiving Member agrees (a) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and who have agreed to maintain the confidentiality of such Confidential Information and (b) that neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company; provided that such restrictions shall not apply if such Confidential Information (i) is or hereafter becomes public other than by a breach of this Agreement, (ii) was already in the receiving Member’s possession prior to any disclosure of the Confidential Information to the receiving Member by the divulging Member or (iii) has been or is hereafter obtained by the receiving Member from a third party not bound by any confidentiality obligation with respect to the Confidential Information; and, provided further, that nothing herein shall prevent any Member from disclosing any portion of such Confidential Information (A) to the Company and allowing the Company to use such Confidential Information in connection with the Company’s business or (B) pursuant to judicial or administrative order or in connection with required regulatory filings or similar matter applicable to a Member, but only to the extent required and after reasonable notice to the original divulging Member. Notwithstanding anything to the contrary herein or in any other agreement, the parties hereto agree that each party hereto (and any employee, representative, or other agent of any party hereto) may disclose to any and all Persons the U.S. federal tax treatment and tax structure of the transactions described in or contemplated by this agreement or the Ancillary Agreements, and all materials of any kind (including opinions or tax analyses) that are provided to any party hereto relating to such tax treatment and structure. The foregoing sentence does not authorize any party hereto to disclose (i) the identity of any other party hereto or Affiliate thereof or other identifying details relating to any other party hereto or Affiliate thereof or other information to the extent non-disclosure is reasonably necessary to comply with applicable securities laws or (ii) any information or materials not related to such tax treatment or structure of the transactions described in or contemplated by this Agreement or the Ancillary Agreements.

11.2     Duty to Safeguard. The receiving Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and its business, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company. Each Member may, from time to time, provide the other Members written notice of its non-public information which is subject to this Section 11.2.

11.3     Grant of Access. In furtherance of the foregoing provisions of this Section 11, and subject to the terms and conditions of the Leases and similar instruments and agreements, only the Manager, the Members (and their designees), employees of the Company and such other Persons as are necessary for the construction and operation of the Project, shall be granted access to the premises of the Project.

Section 12.     Sale, Assignment Transfer or Other Disposition.

12.1     Transfers. A Member may transfer its Membership Interest only in accordance with this Section 12, and any attempt to transfer in violation of this Section 12 shall be null and void and of no effect. If a Member receives a notice of assignment signed by the transferring Member and its transferee, the transferee shall become entitled to receive the transferring Member’s share of Income, Losses, credits and distributions and shall have the transferring Member’s Capital Account as of (1) in the case of a Transfer which does not require the consent of the other Members, the date of such notice or (2) in the case of any other Transfer, the date of the other Member’s consent.

12.2     Permitted Transfers.

(a)     Subject to the provisions of Section 12.3, Investor Member may at any time Transfer its Membership Interest in whole or in part without the consent of the Local Member (i) to an Affiliate, or (ii) any Person so long as such transferee has the financial capacity and experience reasonably necessary to perform the obligations of Investor Member hereunder, in either case so long as prior to the effective date of any such Transfer, the Investor Member shall provide to Local Member evidence reasonably satisfactory to Local Member that such Transfer shall not (w) have an adverse effect on the Company’s eligibility to receive Minnesota Production Incentives, (x) violate any applicable laws or regulations, including state and federal securities laws, (y) constitute a breach of any Ancillary Agreement or (z) cause the Company to be subject to recapture of all or any portion of the Tax Grant or not to be treated as a partnership for federal income tax purposes.

(b)     The Investor Member shall have the right to Transfer its Membership Interest in whole or in part to any other Person with the consent of the Local Member, which consent shall not be unreasonably withheld or delayed.

(c)     Local Member shall not Transfer his Membership Interest without the consent of the Investor Member, which consent shall not be unreasonably withheld or delayed; provided, however, that, subject to the provisions of 12.3, Local Member shall have the right without the consent of the Investor Member to (i) Transfer its Membership Interest in whole (not in part) to a Minnesota limited liability company (the “Local Member LLC”) or (ii) transfer its membership interest in the Local Member LLC in whole or in part, in either case so long as prior to the effective date of any such Transfer, the Local Member shall provide to the Board and the Investor Members evidence reasonably satisfactory to the Board and a Majority Interest of Investor Members that such Transfer shall not (A) have an adverse effect on the Company’s eligibility to receive Minnesota Production Incentives or maintain its status as a QF Facility, (B) violate any applicable laws or regulations, including state and federal securities laws, (C) constitute a breach of any Ancillary Agreement or (D) cause the Company not to be treated as a partnership for federal income tax purposes. Notwithstanding the foregoing, under no circumstances may a Local Member transfer its interest to any party that would result in a loss of C-Bed status of the Project or to a person who is a “disqualified person,” as defined in guidance issued by the U.S. Department of Treasury pursuant to Section 1603 of the American Reinvestment and Recovery Act of 2009. Further, any transferee shall specifically agree to be bound by the terms and conditions of this Agreement and, if there is any loan then outstanding, shall agree to execute any pledge or security interest consistent with any such agreement executed by the remaining members.

12.3     Admission of Transferee. Notwithstanding anything in Section 12.2 to the contrary, a transferee shall not be entitled to vote on Company matters and shall not have any other rights of a Member other than its rights to Income, Losses, credits and distributions until such transferee is admitted as a substituted Member under this Section 12.3. If a Member Transfers all or any portion of its Membership Interest in accordance with Section 12.2 above, such transferee will be admitted as a substituted Member if (a) such transferee agrees in writing to be bound by the terms of this Agreement, (b) the transferor and/or transferee pays (or agrees to pay) all reasonable legal and other fees and expenses incurred by the Company and the other Members in connection with such Transfer, and (c) the transferor and transferee execute and deliver such other documents and/or certificates as may be required by applicable law or otherwise reasonably requested by the Company and any Member.

12.4     Withdrawals. Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or dissociate from the Company, except as a result of a Transfer of its entire Membership Interest in the Company permitted under the terms of this Agreement, and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 13. No Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Membership Interest as a result of any purported resignation or withdrawal not in accordance with the terms of this Agreement.

Section 13.     Dissolution., Agreement to Avoid and Continue Business.

13.1     Limitations. The Company may be dissolved, liquidated or terminated only pursuant to the provisions of this Section 13 and in accordance with the Act, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s assets.

13.2     Dissolution. The Company shall be dissolved only upon the earlier to occur of the following events:

(a)     unanimous vote of the Board; or

(b)     the entry of a decree of judicial dissolution pursuant to Section 323B of the Act.

13.3     Liquidation. In all cases of dissolution of the Company, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 13.3 and the Act, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)     The Board shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)     The property of the Company shall be liquidated or distributed in kind under the supervision of the Board as promptly as possible, but in an orderly, businesslike and commercially reasonable manner. The Board may, in the exercise of its business judgment and if commercially reasonable or required by a prior agreement of the Members or the Company, but subject to the provisions of Section 13.3(c), determine (i) to sell all or any portion of the property of the Company to a Member, provided that the purchase price is not less than the fair market value of such property as determined in the sole discretion of the Board or its designee, or to any other Person or (ii) not to sell all or any portion of the property of the Company, in which event such property and assets shall be distributed in kind pursuant to Section 13.3(d).

(c)     Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Section 7. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the Income or Loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7 and the amount of the distribution shall be considered to be such fair market value of the asset.

(d)     The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)     to the payment of the debts and liabilities of the Company and the expenses of liquidation or distribution;

(ii)     to the setting up of any reserves which the Board shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company; and

(iii)     the balance, if any, to the Members having positive Capital Account balances (after all adjustments thereto otherwise required hereunder) proportionately to their respective positive Capital Account balances (as so adjusted); provided, however, that, in the discretion of the Board, sale proceeds and assets to be distributed in kind need not be distributed pro rata so long as the aggregate distributions are in the amounts set forth in this Section 13.3(d)(iii).

It is intended that the amount to be distributed to each Member pursuant to Section 13.3(d)(iii) (the “Liquidating Distribution”) would equal the amount such Member would receive if liquidation proceeds were instead distributed in accordance with the provisions set forth in Section 6.1 (the “Targeted Distribution Amounts”). Notwithstanding any provision of this Agreement to the contrary, if any Member's ending Capital Account balance immediately prior to the Liquidating Distribution otherwise would be less than the balance required to ensure that such Member receives its Targeted Distribution Amount, then, for each Fiscal Year beginning with the dissolution of the Company, the Company shall allocate items of income or gain to such Member for such year, and items of loss or deduction for such year to the other Members, until each such Member's Liquidating Distribution would be equal (or, if not equal to, be as close as possible) to the Targeted Distribution Amount for such Member.

13.4     Continuation of the Company. Notwithstanding anything contained herein to the contrary, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members. Further, each Member agrees that, at the request of the Board or another Member and no later than 90 days after the occurrence of an event that terminates the continued membership of another Member (including the events enumerated in Section 322B.80, subd. 1, clause (5) of the Act), each remaining Member shall consent to the continuation of the Company as a legal entity without dissolution and to the continuation of its business.

13.5     Status of Terminated Member if Dissolution is Avoided. If dissolution is avoided under Section 13.4, then the Member whose interest has terminated shall lose all Governance Rights and will be considered merely an assignee of the Financial Rights owned before the termination of membership.

13.6     No Obligation to Purchase Membership Interest of Terminated Member. In no event shall either the Company or any remaining Member be obligated to purchase the Membership Interest of the Member whose interest was terminated.

Section 14.     Indemnification.

14.1     Exculpation of Members; Manager. To the extent allowed by the Act and the Articles, no Member or Manager shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions taken or not taken in good faith and reasonably believed by such Member to be in or not opposed to the best interests of the Company except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member or the breach of any obligation under this Agreement or of the fiduciary duties owed to the Company or the other Members by such Member.

14.2     Indemnification by Company.

(a)     To the extent allowed by the Act and the Articles, the Company shall indemnify, hold harmless and defend the Members, and all their respective members, officers, directors, agents and employees from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by the indemnified party. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters may be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (i) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company, and (ii) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

(b)     To the extent allowed by the Act and the Articles, if any Member, or any of their respective agents or employees has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 14.2(a), or in defense of any claim, issue or matter therein, the Company shall indemnify it against the expenses, including attorneys’ fees, actually and reasonably incurred by it in connection therewith.

14.3     Indemnification by Members. To the extent allowed by the Act and the Articles, each Member shall indemnify, defend and hold harmless the Company and the other Members from all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) to which the Company or the other Members shall be subject, or for which they shall be liable, arising from any fraud, gross negligence or willful or wanton misconduct on the part of such Member or the breach of any obligation under this Agreement or of the fiduciary duties owed to the Company or the other Members by such Member.

Section 15.     Miscellaneous.

15.1     Notices.

(a)     All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, or mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Investor Member:

Dan Juhl, Chief Manager

996 190th Avenue

Woodstock, MN 56186

If to Local Member:

Roger Talsma, Chief Manager

293 50th Avenue

Chandler, MN 56122

If to the Company:

Synergy Law Group

730 West Randolph, 6th Floor

Chicago, IL 60661

Attn: Bart Loethen

(b)     Each such notice shall be deemed delivered (i) on the date delivered if by hand delivery or overnight courier service, and (ii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

(c)     By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

15.2     Governing Law. This Agreement and the rights of the Members hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota.

15.3     Successors. This Agreement shall be binding upon, and inure to, the benefit of the parties and their successors and permitted assigns.

15.4     Construction. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

15.5     Table of Contents and Captions Not Part of Agreement. The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

15.6     Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction and in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Members undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the economic result previously intended by the Members without renegotiation of any material terms and conditions stipulated herein.

15.7     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.8     Entire Agreement and Amendment. This Agreement constitutes the entire agreement among the Members and the Company. The Members hereto may amend this Agreement at any time in accordance with its terms, but no amendment shall be effective unless it is in writing and duly executed by all of the Members.

15.9     Further Assurances. Each Member agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement and carry on the business contemplated hereunder.

15.10     No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Members and the Company, and no other party (including, without limitation, any creditor of the Company) shall have any right or claim against any Member by reason of those provisions or be entitled to enforce any of those provisions against any Member.

15.11     Incorporation by Reference. Every Exhibit attached to this Agreement is incorporated in this Agreement by reference unless this Agreement otherwise expressly provides.

15.12     Limitation on Liability.

(a)     Except as otherwise provided by the Act, (i) the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and (ii) no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

(b)     A Member, in its capacity as such, shall have no liability in excess of (i) the amount of its Capital Contributions, (ii) its share of any assets and undistributed profits of the Company, (iii) any amounts required to be paid by such Member pursuant to this Agreement or any payment and/or indemnity in connection with the registration of transfers of Securities and (iv) the amount of any distributions wrongfully distributed to it to the extent set forth in the Act.

15.13     Synergy Law Group, L.L.C. Preparation of Agreement and Representation of the Company. The Law firm of Synergy Law Group, L.L.C. (“SLG”) has disclosed to the parties its potential conflicts of interest arising from the negotiation of this Agreement and all documents related thereto and arising from the organization and operation of the Company. SLG represents the Company with regard to such matters, and has advised the Members to seek independent representation. The Members and the Company acknowledge that they have been advised of all conflicts of interest arising from the representation provided to the parties referenced herein by attorneys from the law firm of SLG and hereby waive any conflict of interest resulting from the past, current and future representation provided by SLG to the Members and the Company in both matters related and unrelated to this Agreement.

15.14     Remedies Cumulative; No Waiver. The rights and remedies given in this Agreement and by law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by law. One or more waivers of the breach of any provision of this Agreement by any Member shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Member to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Member by reason of such breach be deemed a waiver by a Member of its remedies and rights with respect to such breach.

15.15     Investment Representations. Each Member agrees and mutually represents to the other Members as follows:

(a)     The Members understand:

(i)     that the Interests evidenced by this Agreement have not been registered under the Securities Act of 1933, as amended, the securities laws of Minnesota or any other state securities laws (the “Securities Acts”) because the Company is issuing these Interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;

(ii)     that the Company has relied upon the fact that the Interests are to be held by each Member for investment; and

(iii)     that exemption from registration under the Securities Acts may not be available if the Interests were acquired by a Member with a view to distribution.

(b)     Accordingly, each Member hereby confirms to the other Members that:

(i)     such Member is acquiring the Interests for the Member’s own account, not for the account of any other person, and for investment and not with a view to the assignment, resale or distribution thereof;

(ii)     before acquiring an Interest, each Member has investigated the Company and its business and has had made available to it all information necessary for the Member to make an informed decision to acquire the Interest;

(iii)     each Member considers itself to be a Person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member’s investment in the Interest; and

(iv)     no representations (oral or otherwise) upon which such Member is relying have been made to such Member in connection with the offering of the Interests other than as set forth herein.

15.16     Other Representations and Warranties of the Members.

(a)     Local Member Representations. Local Member represents and warrants to Investor Member and the Company as follows:

(i)     Local Member is an individual with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(ii)     This Agreement has been duly authorized, executed and delivered by, and is enforceable against, Local Member in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights in general.

(iii)     The execution, delivery and performance of this Agreement by Local Member in accordance with the terms and conditions of this Agreement do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, any contractual obligation or legal requirement to which Local Member is a party or by which Local Member is bound. No consent is required to be obtained by Local Member in connection with the execution, delivery and performance of this Agreement by Local Member.

(iv)     Local Member is the record and beneficial owner of, has good and valid title to its Interest in the Company, free and clear of any liens or other encumbrance of any type.

(v)     The Company is not a party to any contract or agreement other than the Ancillary Agreements, whether oral or written, with Local Member or any family member or Affiliate of Local Member. The Company is not a party to any material contract or agreement other than the Ancillary Agreements. The Company is not party to any Loan Documents and has no other debt obligations or liabilities other than as has been disclosed in writing to Investor Member. To the best of Local Member’s knowledge, no breach or default (or other condition which with due notice and lapse of time would constitute a default) exists under any Ancillary Agreement.

(vi)     [Reserved]

(vii)     Local Member represents and warrants that he is not an electric utility company or an electric utility holding company, as those terms are defined under PURPA and that he is not primarily engaged in the generation or sale of electric power (other than electric power solely from cogeneration facilities or other small power production facilities).

(viii)     To the best of the Local Member’s knowledge, the Local Member hereby represents and warrants to the following:

(A)     The Company is a limited liability company duly formed, validly existing and in good standing under the laws of Minnesota and has all requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.

(B)     The Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its properties and assets make such qualifications or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

(C)     The Company is not a party to any contract or agreement and has not granted to any Person any option or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any interest, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of the Company. There is no indebtedness of the Company having general voting rights issued and outstanding.

(D)     The Company owns the Project free and clear of any and all Liens, except for Permitted Liens. The Company owns and has good and indefeasible fee title to or leases all of its tangible and intangible personal property (subject to payment in full of all amounts owed under the Supply Agreement and the Construction Contract) free and clear of all Liens, except for Permitted Liens.

(E)     Except as set forth on Schedule 2, the Company has not received notice of any claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration, and, to the best of its knowledge, none has been filed or is pending or threatened against the Company that affects the Company or the Project and would reasonably be expected to result in a Material Adverse Effect.

(F)     The Company does not have and has never had any
employees.

(G)     The Company has obtained all permits, consents and approvals necessary for the construction of the Project and all such permits, consents and approvals remain valid and in full force and effect; provided, however, that the Federal Aviation Administration determination may require further extension prior to the completion of construction.

(H)     To the best of the Local Member’s knowledge, all due diligence materials provided to the Investor Member are true, accurate and complete and there are no facts undisclosed in writing which have had or could reasonably be expected to have Material Adverse Effect. Local Member makes no representation as to the likelihood that any estimates, projections or similar forward-looking statements are or will be accurate or otherwise conform to actual events.

(b)     Investor Member Representations. Investor Member represents and warrants to Local Member and the Company as follows:

(i)     Investor Member is a Delaware limited liability company with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(ii)     This Agreement has been duly authorized, executed and delivered by, and is enforceable against, Investor Member in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights in general.

(iii)     The execution, delivery and performance of this Agreement by Investor Member in accordance with the terms and conditions of this Agreement do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, any contractual obligation or legal requirement to which Investor Member is a party or by which Investor Member is bound. No consent is required to be obtained by Investor Member in connection with the execution, delivery and performance of this Agreement by Investor Member.

15.17     Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with the other Members for the benefit of such Members, that (a) it is not currently making a market in Interests in the Company and will not in the future make such a market and (b) it will not transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations thereunder. Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this Section 15.17 and to assign such Interest only to such Persons who agree to be similarly bound. The Company shall not recognize any Transfer in violation of this Section 15.17 for any purpose whatsoever.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement is executed by the Members, effective as of the date set forth above.

INVESTOR MEMBER:

VALLEY VIEW WIND INVESTORS, LLC

By: Juhl Wind, Inc., its Manager

By:      /s/ Dan Juhl

Dan Juhl, CEO

LOCAL MEMBER:

VALLEY VIEW WIND HOLDINGS, LLC

By:      /s/ Roger Talsma

Roger Talsma, Chief Manager

COMPANY:

VALLEY VIEW TRANSMISSION, LLC

By:      /s/ Roger Talsma

Name:          Roger Talsma

Its: Chief Manager

EXHIBIT A-1

CAPITAL CONTRIBUTIONS BY LOCAL MEMBER

Member Name	Date of Contribution	Amount of Capital Contribution
Valley View Wind Holdings, LLC	Ongoing Since Formation	$462,544*

*The amount of capital contribution by the Local Member may be adjusted to maintain the Local Member’s 1% membership interest in the Project LLC until the Change of Percentage Interest Date relating to the Project LLC.

EXHIBIT A-2

CAPITAL CONTRIBUTIONS

Capital Contributions by Investor Member:

Capital Contribution on the Closing Date. Investor Member will be credited with capital contributions as follows:

Investor Member Name, Address, Phone, Fax, Email	Amount of Capital Contribution
Valley View Wind Investors, LLC	$997,019*

*Prior to the Closing Date, Juhl Wind Asset Investment, Inc. (or its Affiliates) has contributed $478,569 of capital to the Company which shall be deemed to have been made by Investor Member, and upon the Closing Date, Investor Member shall pay an additional $518,450 of its Capital Contribution pursuant to this Exhibit A-2 in United States Dollars by wire transfer of immediately available funds to the bank account designated by the Company in writing not less than two business days prior to the Closing Date;

Schedule 10.2(d)

Certain Management Duties

Completion of Construction of the Project:

i.	in good operating condition accordance with all applicable laws and the plans and specifications;

ii.	all completed work for the Project shall be paid for and appropriate lien releases obtained;

iii.	commissioning and final acceptance under the applicable Ancillary Agreements.

Commercial Operations: The Project’s commencement of Commercial Operations:

i.	Commercial Operation Date under the Interconnection Agreement;

ii.

Effectiveness of the Interconnection Agreement in accordance with its terms and all necessary governmental approvals obtained, including, without limitation, FERC approval under Section 205 of the Federal Power Act.

Other Matters:

i.	Determination from FERC (or, with the prior written approval of the Board of Governors, shall self-certify as permitted) that the Company is QF Facility.

ii.	Company obtain all risk property and casualty insurance in compliance with the Ancillary Agreements.

iii.	Final approval and qualification of the Project for the Minnesota Production Incentives.

iv.

Company obtain a final as-built survey and title insurance policy, or an irrevocable commitment by a title insurance company to issue a title insurance policy in favor of the Company, insuring the Company’s leasehold and/or easement interest, as applicable, in the real property described in the Leases and otherwise underlying the Project and the related improvements owned by the Company. The title policy shall be in an amount and form acceptable to the Board.

EXHIBIT B

SOURCES AND USES

Sources of Funds:

Equity Proceeds:
Equity investors	4,763,369
Local Owners	109,039

Senior Debt financing	10,401,123

ITC Cash Grant proceeds	6,031,514
Total Sources	21,305,046

Uses:

Turbine costs, incl. freight	13,882,500
BOP Costs, incl. est. insurance	4,582,793
Met Tower costs	-
Construction financing interest	154,344
Development fee-Juhl Wind	1,060,000
Interconnection/Wind studies	121,000
Equity and Debt Financing costs:	804,408
Debt, W/C and O&M Reserves	700,000

Total Uses	21,305,046

 EXHIBIT C

CAPITAL ACCOUNT AND BASIS

Member Name	Capital Account	Basis
1.Local Member*	$462,544	$462,544
2.Investor Member	$997,019	$997,019

*The amount of capital contribution by the Local Member may be adjusted to maintain the Local Member’s 1% membership interest in the Project LLC until the Change of Percentage Interest Date relating to the Project LLC.

EXHIBIT D

ADJUSTED TAX BASIS OF PROJECT

Adjusted tax basis of Project: See Exhibit B

EXHIBIT E

CURRENT GOVERNORS

Roger Talsma

Kenneth Verbrugge

SCHEDULE 1

LIST OF ANCILLARY AGREEMENTS

■

The C-BED Wind Generation Purchase Agreement, by and between Northern States Power Company, a Minnesota corporation, and Valley View Transmission, LLC (the “Company”) (the “C-BED Parties”), effective as of September 26, 2008; as amended by the First Amendment to the C-BED Wind Generation Purchase Agreement, by and between the C-BED Parties, dated September 16, 2009;

■

The Large Generator Interconnection Agreement (“LGIA”), by and between Midwest Independent Transmission System Operator, Inc., a Delaware corporation; the Company; and Great River Energy, a Minnesota cooperative corporation (collectively, the “LGIA Parties”), filed November 10, 2005, but found deficient by the Federal Energy Regulatory Commission; as amended by the First Amended and Restated LGIA, by and between the LGIA Parties, dated May 8, 2006 and retroactively effective as of October 28, 2005; as further amended by the Second Amended and Restated LGIA, by and between the LGIA Parties, dated October 3, 2008; as further amended by the Third Amended and Restated LGIA, by and between the LGIA Parties, dated April 28, 2009; as further amended by the Fourth Amended and Restated LGIA, by and between the LGIA Parties, dated October 7, 2010;

■

An Oral Agreement between to the Company and Synergy Law Group, LLC (“SLG”), engaging SLG on behalf of the Company in connection with the execution of the Agreement, the issuance of a legal opinion and other related matters;

■	An Oral Agreement between to the Company and Holland & Hart LLP (“H&H”), engaging H&H on behalf of the Company in connection with the execution of the Agreement and other related matters;

■	An Oral Agreement between to the Company and Lindquist & Vennum PLLP (“L&V”), engaging L&V on behalf of the Company in connection with the issuance of legal opinions related to the Loan Documents;

■	An Oral Agreement between to the Company and Underberg and Kessler LLP (“U&K”), engaging U&K on behalf of the Company to render a New York legal opinion with respect to the financing of Project;

■

The Letter of Engagement dated December 14, 2010, by and between the Juhl Wind, Inc. and Fryberger, Buchanan, Smith & Frederick, P.A. (“Fryberger”), engaging Fryberger on behalf of the Company to render a Minnesota legal opinion with respect to the Project;

■

The Letter of Engagement dated December 21, 2010, by and between the Company and Van Ness Feldman, P.C. (“Van Ness”), engaging Van Ness on behalf of the Company to provide legal counsel and professional services with respect to federal energy regulatory issues related to the Project;

■

The Accounting Engagement Agreement dated January 28, 2011, by and between the Company and Hoffman & Brobst, PLLP (“Hoffman”), engaging Hoffman on behalf of the Company to examine Project costs pursuant to Section 1603, Division B of the American Recovery and Reinvestment Act of 2009;

■	The Second Amended and Restated Development and Construction Services Agreement, by and between the Company and Juhl Energy Development, Inc., a Minnesota corporation, dated December 13, 2010;

■

The Amended and Restated Member Control Agreement of Valley View Wind Holdings, LLC, a Minnesota limited liability company and an owner of the Company, by and between Valley View Wind Holdings, LLC; K2BJ Wind, LLC, a Minnesota limited liability company; VanEssen Wind, LLC, a Minnesota limited liability company; Lotterman Wind, LLC, a Minnesota limited liability company; and Valley Wind, LLC, a Minnesota limited liability company, dated June 10,2009;

■

The Limited Liability Company Agreement of Valley View Wind Investors, LLC, a Delaware limited liability company and an owner of the Company, by and between Valley View Wind Investors, LLC; Juhl Wind Asset Investment, Inc., a Delaware corporation; and Gamesa Energy USA, LLC, a Delaware limited liability company;

■	The Service and Maintenance Agreement, by and between the Company and Juhl Energy Services, Inc., a Minnesota corporation; and the Company, dated on or about the Closing Date;

■	The Administrative Services Agreement, by and between the Company and Juhl Energy Services, Inc., a Minnesota corporation, dated on or about the Closing Date;

■	The Operation and Maintenance Agreement, by and between the Company and Gamesa Wind US, LLC, a Delaware limited liability company, dated January 28, 2011;

■	The Turbine Supply Agreement, by and between the Company and Gamesa Wind US, LLC, a Delaware limited liability company, dated January 28, 2011;

■

The Balance of Plant Construction Services Agreement for the Valley View Wind Farm, by and between Juhl Energy Development, Inc., a Minnesota corporation, and Fagen, Inc., a Minnesota corporation, dated October 12, 2010;

■

Land Lease and Wind Easement dated August 31, 2010, by and between Ronald C. and Charlotte Griffin as grantors, and Valley View Transmission, LLC, a Minnesota limited liability company as grantee, recorded document number 237227 in Murray County, Minnesota;

■

Land Lease and Wind Easement dated April 1, 2009, by and between Edward D. Lotterman and Vicki Tirrel as grantors, and Valley View Transmission, LLC, a Minnesota limited liability company as grantee, recorded document number 234142 in Murray County, Minnesota;

■

Land Lease and Wind Easement dated April 1, 2009, by and between Virgil Rylaarsdam as grantor and Valley View Transmission, LLC, a Minnesota limited liability company as grantee, recorded document number 237276 in Murray County, Minnesota; as amended by the First Amendment to Land Lease and Wind Easement dated October 1, 2010, recorded document number 237889 in Murray County, Minnesota;

■

Land Lease and Wind Easement dated June 28, 2008, by and between Roger D. and Pamela J. Talsma as grantors, and Valley View Transmission, LLC, a Minnesota limited liability company as grantee, recorded document number 231684 in Murray County, Minnesota; as amended by the First Amendment to Land Lease and Wind Easement dated August 1, 2008, recorded document number 232327 in Murray County, Minnesota; as amended by the Second Amendment to Land Lease and Wind Easement dated December 1, 2008, recorded document number 232692 in Murray County, Minnesota;

■

Land Lease and Wind Easement dated April 1, 2009, by and between Jeremy and Kimber Van Essen as grantors, and Valley View Transmission, LLC, a Minnesota limited liability company as grantee, recorded document number 234565 in Murray County, Minnesota;

■

Land Lease and Wind Easement dated April 1, 2009, by and between Kathleen B. Verbrugge, Kenneth E. and Judith C. Verbrugge as grantors, and Valley View Transmission, LLC, a Minnesota limited liability company as grantee, recorded document number 233987 in Murray County, Minnesota; as amended by the First Amendment to Land Lease and Wind Easement dated October 1, 2010, recorded document number 237890 in Murray County, Minnesota; as amended by the Second Amendment to Land Lease and Wind Easement dated January 26, 2011 between Kathleen B. Verbrugge, a single person; and Kenneth E. Verbrugge and Judith C. Verbrugge, husband and wife; Kevin Verbrugge and Andrea Verbrugge, husband and wife; Bryan Verbrugge and Kimberly Verbrugge, husband and wife; and Joel Verbrugge and Heidi Verbrugge, husband and wife; as tenants in common as grantors, and Valley View Transmission, LLC, a Minnesota limited liability company as grantee;

■

Substation Lease dated as of December 1, 2008, by and between Roger D. and Pamela J. Talsma as grantors, and Valley View Transmission, LLC, a Minnesota limited liability company as grantee, recorded document number 232693 in Murray County, Minnesota;

■

Transmission and Access Easement dated as of April 30, 2009, by and between Ronald C. and Charlotte Griffin as grantors and Valley View Transmission, LLC, a Minnesota limited liability company as grantee, recorded document number 233869 in Murray County, Minnesota;

■

Transmission and Access Easement dated as of May 30, 2009, by and between Roger D. and Pamela J. Talsma as grantors, and Valley View Transmission, LLC, a Minnesota limited liability company as grantee, recorded document number 234065 in Murray County, Minnesota;

■

Transmission and Access Easement dated as of June 1, 2009, by and between Edward D. Lotterman and Vicki E. Tirrel as grantors, and Valley View Transmission, LLC, a Minnesota limited liability company as grantee, recorded document number 234564 in Murray County, Minnesota; and

■	Transmission Easement dated as of July 27, 2010, by and between Roger D. Talsma as grantor, and Valley View Transmission, LLC as grantee.

■	The Escrow Agreement, by and between Northern States Power Company, a Minnesota corporation, First Farmers & Merchants National Bank of Pipestone and the Company, dated April 30, 2010.

SCHEDULE 2

LIST OF LITIGATION MATTERS

None.

EXHIBIT F

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY STATE. SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS CERTIFICATE EVIDENCES AN INTEREST IN VALLEY VIEW TRANSMISSION, LLC AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATE OF MINNESOTA AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.

CERTIFICATE FOR MEMBERSHIP INTERESTS

IN

VALLEY VIEW TRANSMISSION, LLC

Certificate No. [__]

The undersigned, as the Chief Manager of Valley View Transmission, LLC, a Minnesota limited liability company (the “Company”), hereby certifies that [__________, a ________], is the holder of [__] Membership Interests in the Company to the extent and as described in the Member Control Agreement of the Company, effective as of ____________________, 2011, as amended and restated from time to time (the “Agreement”) (a copy of which is on file at the principal office of the Company). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

This Certificate is not negotiable or transferable except by operation of law, or as otherwise provided in the Agreement, and any such transfer will be valid only upon delivery of this Certificate, together with an assignment in a form sufficient to convey an interest in a limited liability company pursuant to the Minnesota Limited Liability Company Act, as it may be amended and in effect from time to time, or any successor statute thereto, duly executed, to the transferee Member of the Company.

Dated: [_______________]

VALLEY VIEW TRANSMISSION, LLC

By:

Name:

Title: Chief Manager

EXHIBIT G

Form of Promissory Note

THIS NOTE MAY NOT BE SOLD OR TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF THE MAKER OF THIS NOTE. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF JANUARY [__] 2011 BY AND AMONG BORROWER (AS DEFINED THEREIN), SUBORDINATED CREDITOR (AS DEFINED THEREIN) AND BANCO DE SABADELL, S.A., ACTING THROUGH ITS MIAMI BRANCH, AS SENIOR AGENT (AS THE SAME MAY BE AMENDED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME PURSUANT TO THE TERMS THEREOF, THE “INTERCREDITOR AGREEMENT”) TO THE PAYMENT IN FULL OF ALL SENIOR DEBT (AS DEFINED IN THE INTERCREDITOR AGREEMENT) AND REFERENCE IS MADE TO SUCH INTERCREDITOR AGREEMENT FOR A FULL STATEMENT OF THE TERMS AND CONDITIONS OF SUCH SUBORDINATION.

VALLEY VIEW TRANSMISSION, LLC

Subordinated Promissory Note

Due [_________, 201_]

$[________________]

[Minneapolis, Minnesota]

[_________, 201_]

FOR VALUE RECEIVED, Valley View Transmission, LLC, a Minnesota limited liability company (“Borrower”), promises to pay to Gamesa Energy USA LLC, a Delaware limited liability company as collateral agent for Gamesa Corporacion Tecnologica S.A., a sociedad anónima incorporated under the laws of the Kingdom of Spain (“Agent”), on or before [_________, 201_]1 (the “Maturity Date”), the principal sum of $[________________] Dollars ($[________________]) (the “Principal”), with accrued interest thereon at the Interest Rate (as defined herein), subject to and in accordance with the terms and conditions of this Promissory Note (this “Note”). This Note is issued by Borrower pursuant to Section 5.3(b) of that certain Operating and Member Control Agreement of Valley View Transmission, LLC, dated as of [_________, 201_], by and among Valley View Investors, LLC and Valley View Holdings, LLC (the “Operating Agreement”), and is subject to the terms thereof. All capitalized terms used and not otherwise defined in this Note shall have the respective meanings set forth in the Operating Agreement.

1.     Payment.

(a)     The “Interest Rate” means [insert rate determined in accordance with Section 5.3 of the Operating Agreement].

1 The maturity date should be 6 months from the date that Gamesa Tecnologica makes a payment under the Guarantee.

(b)      Borrower shall pay the entire Principal balance to Agent plus accrued interest thereon on the Maturity Date. The payment of both Principal and accrued interest thereon shall be made to Agent at the address set forth below the Agent’s signature on this Note, or at such other address as Agent may notify Borrower. All payments of both Principal and accrued interest thereon are to be made in lawful money of the United States of America in same day or immediately available funds.

(b)     Upon at least ten (10) days prior written notice, this Note may be prepaid by Borrower, in whole or in part, without premium or penalty. Any prepayment of Principal shall include accrued interest thereon to the date of prepayment on the Principal amount being prepaid.

(c)     Notwithstanding anything in this Section 1 to the contrary, any payment of Principal and accrued interest thereon is subordinate in the manner and to the extent set forth in the Intercreditor Agreement to the payment in full of all Senior Debt (as defined in the Intercreditor Agreement) and reference is made to the Intercreditor Agreement for a full statement of the terms and conditions of such subordination.

2.     Events of Default. An “Event of Default” occurs under this Note if (a) Borrower fails to pay, when due, any sum outstanding under this Note; or (b) Borrower files any action for relief under any bankruptcy, reorganization, insolvency, moratorium law, or any other law for the relief of, or relating to, debtors.

3.     Acceleration. Subject to Section 1 above, if an Event of Default occurs and is continuing, the Lender may declare amounts owing under this Note to be due and payable, and upon such declaration the amounts due and payable on this Note shall be due and payable immediately. Agent may, in its reasonable discretion, waive any Event of Default or acceleration resulting therefrom.

4.     Waiver. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. No failure on the part of the Agent or other holder hereof to exercise any right or remedy hereunder, whether before or after the happening of a default, shall constitute a waiver thereof, and no waiver of any past default shall constitute waiver of any future default or of any other default.

5.     Attorneys’ Fees and Costs. In the event Agent commences legal action or arbitration to interpret or enforce this Note, or for damages for any alleged breach hereof, Agent in such action or arbitration shall be entitled to recover from Borrower attorneys’ fees and costs as awarded by the court or arbitrator(s).

6.     Successors. Borrower may not assign its interests or obligations hereunder without the written consent of Agent. Subject to the foregoing, all of the provisions herein by or for the benefit of either of Borrower or Agent, shall bind and inure to the benefit of each of their respective permitted successors and assigns.

7.     Governing Law. This Note shall be deemed to be a contract made under the laws of the State of [Minnesota] for all purposes and shall be construed in accordance with the internal laws of such State.

8.     Modification; Amendment. This Note may only be modified, amended or changed by an agreement in writing signed by both parties to this Note.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date first written above.

VALLEY VIEW TRANSMISSION, LLC By:__________________________ Name: __________________________ Title: __________________________ Address: